Exhibit 12.1

First United Corporation
Statement Regarding Computation of Ratios of Earnings to Fixed Charges
(Dollars in thousands)

Including interest on deposits

	Nine months ended
	September 30,	Years ended December 31,
	2008	2007	2006	2005	2004	2003

Earnings:
Add:
Pretax income	$13,590,002	$18,537,456	$18,319,703	$18,698,824	$11,133,920	$15,315,360
Fixed charges	33,036,204	49,336,090	39,341,283	29,418,395	24,955,869	23,672,221
Amortization of capitalized interest	-	-	-	-	-	-
Subtract:
Capitalized interest	-	-	-	-	-	-
Total earnings	$46,626,206	$67,873,546	$57,660,986	$48,117,218	$36,089,789	$38,987,580

Fixed charges:
Interest expense	$33,031,766	$49,330,174	$39,335,367	$29,412,478	$24,015,982	$23,634,735
Interest capitalized	-	-	-	-	-	-
Debt premium/discounts	4,437	5,917	5,917	5,917	939,887	37,485
Estimated interest with rent expense	-	-	-	-	-	-
Preferred dividend requirements	-	-	-	-	-	-
Total fixed charges	$33,036,204	$49,336,090	$39,341,283	$29,418,395	$24,955,869	$23,672,221

Ratio of Earnings to Fixed Charges	1.41	1.38	1.47	1.64	1.45	1.65

Excluding interest on deposits

	Nine months ended
	September 30,	Years ended December 31,
	2008	2007	2006	2005	2004	2003

Earnings:
Add:
Pretax income	$13,590,002	$18,537,456	$18,319,703	$18,698,824	$11,133,920	$15,315,360
Fixed charges	9,430,046	11,577,774	11,991,930	10,314,499	12,847,499	10,897,500
Amortization of capitalized interest	-	-	-	-	-	-
Subtract:
Capitalized interest	-	-	-	-	-	-
Total earnings	$23,020,047	$30,115,230	$30,311,633	$29,013,323	$23,981,419	$26,212,860

Fixed charges:
Interest expense	$33,031,766	$49,330,174	$39,335,367	$29,412,478	$24,015,982	$23,634,735
Less: deposit interest	23,606,158	37,758,316	27,349,353	19,103,896	12,108,370	12,774,721
Interest capitalized	-	-	-	-	-	-
Debt premium/discounts	4,437	5,917	5,917	5,917	939,887	37,485
Estimated interest with rent expense	-	-	-	-	-	-
Preferred dividend requirements	-	-	-	-	-	-
Total fixed charges	$9,430,046	$11,577,774	$11,991,930	$10,314,499	$12,847,499	$10,897,500

Ratio of Earnings to Fixed Charges	2.44	2.60	2.53	2.81	1.87	2.41